Exhibit 7(a)(iii)

                             ALPS Distributors, Inc.
                              Anti-Money Laundering
                              Delegation Amendment

July 24, 2002


Mr. Jasper Frontz
Westcore Funds
1225 17th Street, 26th Fl
Denver, CO  80202

Dear Mr. Frontz:

Westcore Trust (the "Fund") and ALPS Distributors, Inc. (the "ADI") are parties to an Amended and Restated Distribution Agreement dated as of November 1, 2000 (the "Agreement") under which ADI performs as distributor and underwriter for the Fund. In connection with the enactment of the USA Patriot Act of 2001 and the regulations promulgated thereunder, (collectively, the "Patriot Act"), the Fund has requested and ADI has agreed to amend the Agreement as of the date hereof in the manner set forth below:

WHEREAS, the Patriot Act imposes new anti-money laundering requirements on financial institutions, including mutual funds;

WHEREAS, the Fund recognizes the importance of complying with the Patriot Act and the Fund has developed and implemented a written anti-money laundering program, which is designed to satisfy the requirements of the Patriot Act, (the "Fund's Program");

WHEREAS, the Patriot Act authorizes a mutual fund to delegate to a service provider, including its distributor, the implementation and operation of aspects of the fund's anti-money laundering program; and

WHEREAS, the Fund desires to delegate to ADI the implementation and operation of certain aspects of the Fund's Program and ADI desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows

1.       Delegation; Duties
---------------------------

   1.1 Subject to the terms and conditions set forth in the Agreement, the Fund hereby delegates to ADI those aspects of the Fund's Program that are set forth on Exhibit A, attached hereto. The duties set forth on Exhibit A may be amended, from time to time, by mutual agreement of the parties upon the execution by both parties of a revised Exhibit A bearing a later date than the date hereof.

   1.2 ADI agrees to perform such delegated duties subject to and in accordance with the terms and conditions of the Agreement. ADI has provided a copy of its Anti-Money Laundering policies and procedures to the Fund and will provide to the Fund any material modifications to its Anti-Money Laundering policies and procedures promptly after their adoption. With respect to any internal audits of ADI's Anti-Money Laundering Program, ADI agrees to provide a written summary of the most recent assessment and any recommendations to the Fund's Compliance Officer promptly after its completion.

2.       Consent to Examination
-------------------------------

   2.1 In connection with the performance by ADI of the above-delegated duties, ADI understands and acknowledges that the Fund remains responsible for assuring compliance with the Patriot Act and that the records ADI maintains for the Fund relating to the Fund's Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. ADI hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, ADI will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners.

3.       Limitation on Delegation.
----------------------------------

   3.1 The Fund acknowledges and agrees that in accepting the delegation hereunder, ADI is agreeing to perform only those aspects of the Fund's Program that have been expressly delegated hereby and is not undertaking and shall not be responsible for any other aspect of the Fund's Program or for the overall compliance by the Fund with the Patriot Act.

4.       Miscellaneous.
-----------------------

   4.1 In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

   4.2. Each party represents to the other that the execution and delivery of this Amendment has been duly authorized.

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.



ALPS DISTRIBUTORS, INC.

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

By:      /s/ TOM CARTER
         -----------------------------------
Name:    Tom Carter
         -----------------------------------
Title:   Chief Financial Officer
         -----------------------------------



WESTCORE TRUST


By:      /s/ JASPER FRONTZ
         -----------------------------------
Name:    Jasper Frontz
         -----------------------------------
Title:   Treasurer
         -----------------------------------


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


                                    Exhibit A

                                Delegated Duties

With respect to selling agreements between ADI and firms engaged in the sale of shares of the Fund ("Selling Firms"), ADI shall:

         o obtain certifications from each Selling Firm stating it has an anti-money laundering program as required by 5318(h) of the BSA and Rule 3011 of the Conduct Rules of the National Association of Securities Dealers.

         o Create and maintain records required pursuant to applicable law and regulation and make the same available for inspection by the Fund and the Fund's Program auditor during regular business hours and on reasonable notice to ADI.

         o Immediately notify the Fund, unless prohibited by applicable law, of any suspicious activity which appears to involve money laundering.


ALPS DISTRIBUTORS, INC.                     WESTCORE TRUST

By:      /s/ TOM CARTER                     By:      /s/ JASPER FRONTZ
         ----------------------------                ---------------------------
Name:    Tom Carter                         Name:    Jasper Frontz
Title:   Chief Financial Officer            Title:   Treasurer


Date:    7/24/02
         ----------------------------



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